SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2005

ARBIOS SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-32603 (Commission File Number)	91-1955323 (I.R.S. Employer Identification No.)

8797 Beverly Blvd., Suite 206 Los Angeles, California (Address of Principal Executive Offices)	90048 (Zip Code)

(310) 657-4898
(Registrant’s Telephone Number, Including Area Code)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry into a Material Definitive Agreement

Jacek Rozga, M.D., Ph.D. has been a director and the President and Chief Scientific Officer of Arbios Systems, Inc. (the “Company”) since its acquisition of Arbios Technologies, Inc. in October 2003. Dr. Rozga is a co-founder of Arbios Technologies, Inc. and has been a director and the President of that company since that company’s formation. Until June 30, 2005, Dr. Rozga provided his services as the President and Chief Scientific Officer of the Company and Arbios Technologies, Inc. under that certain Employee Loan-Out Agreement, dated July 1, 2001, as amended, between Arbios Technologies, Inc. and Cedars-Sinai Medical Center. Although the Employee Loan-Out Agreement expired on June 30, 2005, Dr. Rozga has continued to serve as the Company’s President and Chief Scientific Officer.

On July 28, 2005, the Company and Dr. Rozga entered into an employment offer letter confirming the terms of Dr. Rozga’s continued employment with the Company as its President and Chief Scientific Officer. Under the terms of the employment offer letter, Dr. Rozga’s annual salary shall continue to be $200,000. Dr. Rozga will be eligible to earn an annual bonus (to be determined and paid during the first quarter of each calendar year) of up to 20% of his annual salary. The agreement is terminable by either Dr. Rozga or the Company at any time for any reason. As a sign-on bonus, the Company granted Dr. Rozga a stock option to purchase 12,000 shares of the Company’s common stock. The options vest ratably over a period of 12-months from the date of grant, have an exercise price of $2.22 per share (110% of the closing price of the Company common stock on the date before the date of grant), and have a five-year term.

Item 8.01 Other Events.

On July 25, 2005, Arbios Systems, Inc., a Nevada corporation, completed its reincorporation as a Delaware corporation by merging with and into Arbios Systems, Inc., a Delaware corporation. As a result, the Company now is a Delaware corporation. The foregoing merger was approved by the Company’s stockholders at the annual meeting of stockholders held on July 7, 2005. In order to consolidate the functions and operations of the Company and its wholly-owned subsidiary, on July 26, 2005, Arbios Technologies, Inc. merged into the Company. As a result, the Company now owns all of the assets of Arbios Technologies, Inc. and all of the operations of the two companies have been consolidated into the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ARBIOS SYSTEMS, INC.

Date: July 29, 2005	By:	/s/ Amy Factor
Amy Factor, Chief Executive Officer